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                     December 12, 2023

       Jide Zeitlin
       Co-Chief Executive Officer
       bleuacacia ltd
       500 Fifth Avenue
       New York, NY 10110

                                                        Re: bleuacacia ltd
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 1,
2023
                                                            File No. 001-41074

       Dear Jide Zeitlin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Pamela L. Marcogliese,
Esq.